Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information contact:
November 16, 2011	Rodger A. McHargue at (812) 238-6000
First Financial Corporation Declares Semi-Annual Dividend
TERRE HAUTE, INDIANA — The directors of First Financial Corporation (NASDAQ: THFF) have declared a semi-annual dividend of 47 cents per share payable on January 3, 2012, to shareholders of record at the close of business December 15, 2011. This declaration increases the total dividend paid in 2011 to 94 cents per share, a 2.2% increase from 2010.
“We are pleased to achieve our 23rd consecutive year of dividend increases,” said Donald E. Smith, Chairman. “Even as economic challenges persist, First Financial Corporation has proven to be a dependable performer with a steady track record of delivering value to shareholders.” “The Corporations performance has again received international notice,” he added. “In July First Financial Bank was recognized for the fifth year in a row by The Banker, a London-based financial journal, as one of the top 1000 banks in the world and one of the top 200 in the U.S., based on asset quality, conservative lending and accounting practices, consistent profitability and related factors.”
First Financial Corporation is the holding company for First Financial Bank N.A., with 54 banking centers in western Indiana and eastern Illinois; The Morris Plan Company of Terre Haute; and Forrest Sherer, Inc., a full service insurance agency.